FIRST AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of January 24, 2013, to the Fund Accounting Servicing Agreement, dated as of October 23, 2009 (the "Agreement"), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the "Trust") on behalf of the Convergence Core Plus Fund f/k/a the Mariner 130/30 Fund (the "Funds") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the name of the Fund in the Agreement and to amend the fees of the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Effective February 1, 2011, the Mariner 130/30 Fund is known as the Convergence Core Plus Fund.

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Joseph Neuberger	By: /s/ Michael R. McVoy

Printed Name: Joseph Neuberger	Printed Name: Michael R. McVoy

Title: Chairman	Title: Executive Vice President

Amended Exhibit A
to the
Fund Accounting Servicing Agreement - Trust for Professional Managers

Fund Names

Name of Series
Convergence Core Plus Fund

Amended Exhibit B to the Fund Accounting Servicing Agreement Trust for Professional Managers – Convergence

Multiple Series Trust FUND ACCOUNTING SERVICES FEE SCHEDULE at February 1, 2013

Annual Fund Accounting Fee Per Fund*
$____ base fee on the first $____ million plus
____basis point on the next $____ million
____basis point on the balance

Multiple Classes
▪ Additional base fee of $12,000 for each additional class
Convergence Investor Class (MARVX) is:
2013 – Waive additional base fee of $____.
2014 – Waive 50% of additional base fee of $____.
2015 – No waivers.

NOTE: All schedules subject to change depending upon the use of derivatives – options, futures, short sales, etc.

Out-Of-Pocket Expenses
Including but not limited to pricing services, international corporate action services, fair value pricing services, factor services, customized reporting, and all other out-of-pocket expenses.
▪ Pricing Services
− $____Domestic and Canadian Equities/Options
− $____Corp/Gov/Agency Bonds/International Equities/Futures
− $____CMOs/Municipal Bonds/Money Market Instruments/International Bonds
− $____/Fund per Day - Bank Loans
− $____/Fund per Day - Credit Default Swaps
− $____/Fund per Day - Basic Interest Rate Swaps
− $____ /Fund per Month - Mutual Fund Pricing
− $____/Foreign Equity Security per Month for Corporate Action Service
− $____ /Month Manual Security Pricing (>10/day)
▪ Factor Services (BondBuyer)
− $____/CMO/Month
− $____/Mortgage Backed/Month
− $____ /Month Minimum/Fund Group
▪ Fair Value Services (FT Interactive)
− $____on the First 100 Securities/Day
− $____on the Balance of Securities/Day

NOTE: Prices above are based on using IDC as the primary pricing service.  Alternative source costs may vary.

Advisor’s signature below acknowledges approval of the fee schedule on this Amended Exhibit B.

By:Convergence Investment Partners

Name: ____________________________Title:______________________________

Date:______________________________